Exhibit 99.1

XWELL, Inc. Reports Third Quarter 2022 Results

Strengthening Direction as Leading Authority in Wellness for ‘People on the Go’

Rebranded as XWELL to Reflect Wellness Evolution

Early Successes Evolving Retail Segment

Refreshing Core Spa Business

Continued Success Expanding CDC Collaboration

Laying Foundation for Profitability

NEW YORK, November 10, 2022 -- XWELL, Inc. (Nasdaq: XWEL), a leading global health and wellness holding company, today reported results for the third quarter ending September 30, 2022.

Business Highlights:

We’re continuing to evolve our organization and, reflecting the Company’s commitment to better serve clients, optimize efficiencies, and deliver long-term growth, management has recently:

•	Rebranded to XWELL, reflecting the Company’s wellness evolution
•	Reopened a refreshed XpresSpa® location at JFK’s Terminal 4
•	Opened a new Treat™ location in Salt Lake City International Airport
•	Opened three XpresSpa locations at Turkey’s Istanbul Airport, with two additional Istanbul locations expected to open by year-end, and additional growth in Abu Dhabi in 2023
•	Scaled new retail products, integrated innovative health and wellness technologies, and introducing a new XWELL Loyalty Rewards Program, each designed to drive customer engagement, strengthen brand presence, and increase foot traffic
•	Continued to support and expand the Centers for Disease Control and Prevention (CDC) traveler-based genomic surveillance program through its partnership with Ginkgo Bioworks
•	Reduced cash operating costs by $1 million a month; shuttered five unprofitable XpresCheck® locations during the third quarter with plans to close another seven during the fourth quarter
•	Retained the services of Benchmark to help identify potential acquisition targets

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“We’re aggressively executing on our strategic objectives and, since the end of the second quarter, have continued to make meaningful progress expanding internationally, rolling out our new retail strategy, adding new customers, and reducing infrastructure costs,” commented Scott Milford, XWELL’s Chief Executive Officer. “We also recently introduced our new corporate identity, XWELL, further aligning our focus and reflecting our position as a global health and wellness authority for people on the go.”

Mr. Milford added, “Looking ahead, we believe the Company is entering 2023 as a leaner business with a path to returned profitability. We’re well positioned to achieve our growth goals and I’m quite excited about our path ahead."

Third Quarter Business Update

XpresSpa®

There are currently 20 operating XpresSpa domestic locations. Internationally, there are 9 XpresSpa locations currently operating. These consist of three at Dubai International Airport in the UAE, three at Schiphol Amsterdam Airport in the Netherlands, and three at Istanbul Airport in Turkey. We expect to open another two locations in Istanbul by year-end. This expansion allows XWELL the opportunity to further leverage its expertise in providing premium wellness services to more international passengers who appreciate health and wellness services and are willing to spend more in pursuit of their well-being.

Bolstered by renewed interest in wellness services among travelers, along with a willingness to spend additional dollars on products and services that will improve their well-being while they travel, the Company is executing its new retail strategy to drive more foot traffic into its airport locations and augment its on-line presence. This includes bringing new technologies and trends, including new tech-forward equipment, adding new products in-store and on-line, as well as deploying plans to refresh the look and appearance of some XpresSpa locations.

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Treat™

Treat is a travel health and wellness brand and a fully integrated concept blending technology with traditional brick and mortar offerings to provide a holistic approach to physical and mental well-being for travelers. Treat’s on-site centers are currently located at JFK International Airport in New York, Phoenix Sky Harbor International Airport in Arizona, and Salt Lake City International Airport in Utah.

The Treat teams provide travel-related diagnostic testing for virus, cold, flu and other illnesses as well as hydration therapy, IV drips, and vitamin injections. Travelers can purchase time blocks to use the Company’s wellness rooms to engage in interactive services like self-guided yoga, meditation, and low impact weight exercises or to relax and unplug from the hectic pace of the airport and renew themselves before or after their trip. Treat also offers a website (www.treat.com) and mobile app to complement the offering with relevant health and wellness content designed to help people on the go with information that could impact their travel.

XpresCheck®

XWELL’s XpresTest, Inc. subsidiary (“XpresCheck”) provides medical diagnostic testing services, including COVID-19 testing for its customers.

As previously discussed, as countries have continued to relax their testing requirements, testing volumes at the Company’s XpresCheck locations have decreased. Based on the evolution of testing globally, and the creation of longer term biosurveillance efforts coupled with the current performance of its XpresCheck segment, the Company is closing unprofitable XpresCheck locations without compromising its biosurveillance apparatus.

During the third quarter, the Company closed five unprofitable XpresCheck locations and commenced plans to close another seven locations during the fourth quarter. Looking ahead to 2023, the Company expects to operate two XpresCheck locations and five biosurveillance stations serving the XpresCheck business.

Biosurveillance Partnership with Ginkgo Bioworks

In late 2021, in collaboration with the Centers for Disease Control and Prevention (“CDC”) and Ginkgo Bioworks (NYSE: DNA), XpresCheck began conducting biosurveillance monitoring aimed at identifying existing and new SARS-CoV-2 variants at four major U.S. airports (JFK International Airport, Newark Liberty International Airport, San Francisco International Airport, and Hartsfield-Jackson Atlanta International Airport).

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During the third quarter of 2022, XpresCheck, in partnership with Ginkgo Bioworks (and in continuation of their support to the CDC’s traveler-based SARS-CoV-2 genomic surveillance program) were awarded a new contract. The partnership is expected to support public health and biosecurity services totaling approximately $16 million, with an overall potential to reach $61 million based on CDC program options and public health priorities. As COVID-19 sublineages and other biological threats continue to emerge, the partners plan to expand the program footprint incorporate innovative modalities and offerings, such as monitoring of wastewater from aircraft lavatories.

HyperPointe

In January 2022, the Company announced and closed on the acquisition of GCG Connect, LLC d/b/a HyperPointe. HyperPointe is a leading digital healthcare and data analytics relationship marketing agency, servicing the global healthcare and pharmaceutical industry. HyperPointe has significant experience in patient and healthcare professional marketing and deep technological experience with CXM (customer experience management) and data analytics.

Since June 2020, HyperPointe’s management team and suite of services and technology have been utilized to develop and deploy the technological infrastructure necessary to scale the growth of our XpresCheck business. HyperPointe’s experience in this space continues to serve the XpresCheck business and will play a critical role in the expansion of ongoing biosurveillance efforts created in partnership with Ginkgo Bioworks and the CDC.

Share Repurchase Program

As of November 9, 2022, approximately 0.8 million shares remain available under the Company’s 25-million share repurchase program that was announced on August 31, 2021 and subsequently increased on May 20, 2022.

Year-to-date, the Company has repurchased approximately 19.5 million shares. During the third quarter of 2022, the Company continued to execute on its share repurchase program, repurchasing approximately 11.0 million shares at average price of $1.03 per share, for a total of $11.4 million.

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Liquidity and Financial Condition

As of September 30, 2022, the Company had cash and cash equivalents, excluding restricted cash, of $49.4 million and no long-term debt.

Summary of Third Quarter 2022 Financial Results

Total revenue during the three months ended September 30, 2022, was $10.7 million compared to $26.8 million in the corresponding period in 2021. The revenue for the quarter primarily consisted of $4.0 million in revenue from our reopened XpresSpa locations and Treat locations, $4.3 million from XpresCheck locations, $1.8 million in revenue from our bio-surveillance partnership, and $0.7 million from HyperPointe.

Cost of Sales

Cost of sales decreased to $9.3 million in the third quarter of 2022 from $13.7 million in the prior year third quarter, primarily as a result of the Company closing underperforming XpresCheck locations during the quarter.

General and Administrative Expenses

General and administrative expenses were $6.4 million in the three months ended September 30, 2022, compared to $5.2 million for the year ago comparable period. The increase was primarily due to certain non-recurring credits that were recorded in the third quarter of 2021.

Income from Operations

Loss from operations was $7.65 million in the third quarter of 2022 compared to income from operations of $7.1 million in the prior year third quarter.

Net Income Attributable to Common Shareholders

Net loss attributable to common shareholders was $7.2 million in the third quarter of 2022 compared to net income attributable to common shareholders of $5.6 million in the prior year third quarter.

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XpresCheck Operational Metrics

Total Patients by Quarter

Q1 2021	37,589
Q2 2021	92,415
Q3 2021	113,212
Q4 2021	104,805
Q1 2022	78,976
Q2 2022	30,601
Q3 2022	18,452

Total Rapid Test (Antigen and PCR) / Percent of Total Patients by Quarter

Q1 2021	27,651	74%
Q2 2021	75,788	82%
Q3 2021	110,376	97%
Q4 2021	103,000	98%
Q1 2022	78,524	99%
Q2 2022	30,746	100%
Q3 2022	18,441	100%

Rapid PCR Tests / Percent of Total Rapid Tests by Quarter

Q1 2021	114	0%
Q2 2021	32,382	43%
Q3 2021	74,090	67%
Q4 2021	101,526	99%
Q1 2022	78,261	99%
Q2 2022	30,690	100%
Q3 2022	18,440	100%

Non-GAAP Financial Metrics

Adjusted EBITDA

On a non-GAAP basis, Adjusted EBITDA was $(4.56 million) during the third quarter 2022, compared to Adjusted EBITDA of $8.7 million in the prior year third quarter.

We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization expense, non-cash charges, and stock-based compensation expense.

We consider Adjusted EBITDA to be an important indicator for the performance of our operating business, XpresCheck. In particular, we believe that it is useful for analysts and investors to understand that Adjusted EBITDA excludes certain transactions not related to core cash operating activities, which are primarily related to XpresCheck. We believe that excluding these transactions allows investors to meaningfully analyze the performance of core cash operations.

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A reconciliation of operating loss presented in accordance with GAAP for the three-month periods ended September 30, 2022 and 2021 to Adjusted EBITDA (loss) is presented in the table below:

	Three months ended September 30,
	2022	2021
Income (loss) from operations	$(7,654)	7,057
Add back:
Depreciation and amortization	1,564	852
Impairment of long-lived assets	677	---
Loss on disposal of assets, net	325	---
Impairment of operating lease right-to-use assets	38	---
Stock-based compensation expense	483	790
Adjusted EBITDA /(Loss)	$(4,567)	8,699

Webcast and Conference Call Today

XWELL will host a webcast and conference call at 4:30 p.m. Eastern Time today. We encourage investors and all interested parties to listen via webcast as there is a limited capacity to access the conference call by dialing 1-201-689-8263. To submit a question, please email ir@xwell.com.

The live and later archived webcast can be accessed from the Investor Relations section of the Company’s website at http://xwell.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global health and wellness holding company operating four brands: XpresSpa®, Treat™, XpresCheck® and HyperPointe.

•	XpresSpa is a leading airport retailer of wellness services and related products, with 29 locations in 14 airports globally.
•	Treat is a travel health and wellness brand and a fully integrated concept blending technology with traditional brick and mortar offerings to provide a holistic approach to physical and mental well-being for travelers, currently located in three airports.
•	XpresCheck is a leading provider of COVID-19 screening and diagnostic testing in partnership with the CDC and Concentric by Ginkgo, conducting bio-surveillance monitoring in its airport locations to identify new SARS-CoV2 variants of interest and concern as well as other pathogens entering the country from across the world.
•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

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Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XWELL as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings (which reports were filed under the Company’s former name, XpresSpa Group, Inc., prior to its previously announced name change effective October 25, 2022). All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Media

Heather Tidwell

MWW

htidwell@mww.com

Investor Relations

Joseph Calabrese

MWW

ir@xwell.com